EXHIBIT 10.13

August 25, 2021

Ms. Michele M. Miller

Vice President, Finance and Controller

Re: Severance Benefit

Dear Michele:

As a valued employee of OraSure Technologies, Inc. (the “Company”), the Company would like to provide you with certain compensation in the event that your employment is terminated by the Company without Cause (as defined below) or by you for Good Reason (as defined below), in either case, during the one year period following the date of a Change of Control (as defined below) (a “Covered Termination”). Specifically, in the event of a Covered Termination, and subject to your execution and non-revocation of a release of claims and covenant not to sue in form and substance reasonably satisfactory to the Company (the “Release”) such that the Release is effective and irrevocable within 60 days after the date of a Covered Termination, the Company will provide you an amount equal to one (1) year of your base salary at the rate in effect immediately prior to your termination of employment, or if you terminate your employment for Good Reason as the result of a reduction in your base salary, at the rate in effect immediately prior to such reduction (the “Severance Payment”).

The Severance Payment will be paid in substantially equal installments during the one (1) year period commencing on your termination date in accordance with the Company’s normal payroll practices as in effect at the time, provided that the first payment shall be made on the first payroll date after the effective date of the Release and shall include a catch-up for any payments that would have been made had the Release been effective on your termination date. Notwithstanding the foregoing, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if the 60 day Release period overlaps two calendar years, then any portion of the Severance Payment that otherwise would have been made in the first calendar year instead shall be withheld and paid on the first payroll date in the second calendar year with all remaining payments to be made as if no such delay had occurred.

For purposes of this Agreement, the terms “Cause,” “Change of Control” and “Good Reason” have the following meanings:

1.
“Cause” shall mean your (i) willful and continued failure to substantially perform your duties to the Company consistent with your job title; (ii) engaging in gross misconduct or gross negligence materially injurious to the Company; (iii) commission of any act in direct competition with or materially detrimental to the best interests of the Company; (iv)

220 East First Street, Bethlehem, PA 18015-1360

Phone: 610.882.1820

www.orasure.com

conviction of, or plea of guilty or no contest to, a felony; or (v) engaging in willful and serious misconduct that would reasonably be expected to harm the reputation of the Company or any of its affiliates or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company or its affiliates; provided, however, that the Company provides you with written notice of the event alleged to constitute Cause within 60 days after the Company first becomes aware of the occurrence thereof and you fail to cure such event (if capable of cure) within 30 days after your receipt of such written notice. Such written notice to you must describe the alleged events constituting Cause in reasonable detail.

2.
“Change of Control” means a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A pursuant to the U.S. Securities Exchange Act of 1934 (the “Exchange Act”); provided, however, that a change of control shall only be deemed to have occurred at such time as (i) any person, or more than one person acting as a group within the meaning of Section 409A of the Code and the regulations issued thereunder, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; (ii) any person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the Company’s stock; (iii) a majority of the members of the Board of Directors of the Company is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election; or (iv) a person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions.
3.
“Good Reason” means any of the following actions that are taken without your prior written consent: (i) a material diminution in your base compensation or authority, duties or responsibilities; (ii) a material change in your reporting obligation from the Chief Financial Officer of the Company to another employee of the Company; or (iii) a relocation of your principal worksite that increases your one-way commute by more than 30 miles. Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless (x) you give the Company written notice within thirty (30) days after you first have knowledge of the occurrence of the event which you believe constitutes the basis for Good Reason, specifying the particular act or failure to act which you believe constitutes the basis for Good Reason, (y) the Company fails to cure such act or failure to act within thirty (30) days after receipt of such notice and (z) you terminate your employment within thirty (30) days after the end of the period specified in clause (y).

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, applied without reference to principles of conflicts of law.

Any legal proceeding arising out of or relating to this Agreement shall be instituted in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the county in Pennsylvania in which the Company maintains its principal place of business, and you and the Company hereby consent to the personal and exclusive jurisdiction of such court and hereby waive any objection that you or the Company may have to personal jurisdiction, venue, and any claim or defense of inconvenient forum.

This Agreement may not be amended or modified otherwise than by a written agreement executed by you (or your legal representative) and the Company (or its successor).

The terms and provisions of this Agreement are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected.

This Agreement may be executed in counterparts and delivered by facsimile transmission or electronic transmission in “portable document format,” each of which shall be an original and which taken together shall constitute one and the same document.

The Company may assign its rights and/or delegate its obligations under this Agreement to any successor of the Company, whether by operation of law, agreement or otherwise (including, without limitation, any person or entity who acquires all or a substantial portion of the business of the Company and its subsidiaries (whether direct or indirect and whether structured as a stock sale, asset sale, merger, recapitalization, consolidation or other transaction)) and, in connection with any such delegation of its obligations hereunder (but only so long as such assignee or delegee has consented in writing to be bound by the obligations hereunder) shall be released from such obligations hereunder. This Agreement may not be assigned by you. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by you, the Company, your legal representatives and the Company’s successors and permitted assigns.

If you agree to the terms of this Agreement, please sign below and return your signed copy of this Agreement to me.

	OraSure Technologies, Inc.	Acknowledged and Agreed:

By:	/s/ Stephen S. Tang, Ph.D.	/s/ Michele M. Miller
	Stephen S. Tang	Michele M. Miller
President and Chief Executive Officer